As filed with the Securities and Exchange Commission on June 27, 1997.

                                                Registration No. 33-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                          --------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------
                               ACTIVISION, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                    94-2606438
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)

                           3100 Ocean Park Boulevard
                        Santa Monica, California  90405
                                (310) 255-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          --------------------------

                               Robert A. Kotick
               Chairman of the Board and Chief Executive Officer
                               ACTIVISION, INC.
                           3100 Ocean Park Boulevard
                        Santa Monica, California  90405
                                (310) 255-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                          --------------------------
                                  Copies To:

                Robinson Silverman Pearce Aronsohn & Berman LLP
                          1290 Avenue of the Americas
                           New York, New York  10104
                    Attention:  Kenneth L. Henderson, Esq.

       Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box:  |_|

                        CALCULATION OF REGISTRATION FEE


                                    Proposed     Proposed
                                    Maximum      Maximum
 Title of Class         Amount      Offering     Aggregate     Amount of
 of Securities           to be       Price       Offering     Registration
to be Registered      Registered   Per Share(1)    Price          Fee
===============================================================================
Common Stock,
$.000001
par value. . . . . 212,652 shares     $14.00     $2,977,128    $903.00
===============================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported last high and low sales prices on the Nasdaq National Market on June 25, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

_______________________________________________________________________________
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JUNE 27, 1997





                                212,652 Shares



                               ACTIVISION, INC.



                                 Common Stock

                          --------------------------



         This Prospectus relates to 212,652 shares of Common Stock (the "Common Stock"), par value $.000001 per share, of Activision, Inc. (the "Company") being offered for the account of certain of the Company's stockholders (each a "Selling Stockholder" and collectively the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock offered hereby were issued to the Selling Stockholders in connection with (i) the issuance by the Company to id Software, Inc. ("id") of a warrant to purchase 150,000 shares of Common Stock (the "Warrant") pursuant to a software license agreement and (ii) the issuance to Bruce Willis and William Morris Agency, Inc., his agent, of shares pursuant to a personal services and license agreement.

         The Company is a diversified international publisher and developer of interactive entertainment software. The Company is best known for its action, adventure and action/simulation products. The Company's products are designed for a range of platforms including personal computer systems and console systems. See "The Company."

         The Common Stock is traded in the NASDAQ National Market System under the symbol "ATVI." On June 25, 1997, the last sale price for the Common Stock as reported on the NASDAQ National Market System was $14.00 per share.

         No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

         For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is _________, 1997.

                                 RISK FACTORS

     Before purchasing any of the shares of Common Stock offered hereby, prospective investors should carefully consider the following factors in addition to the other information in this Prospectus.

Fluctuations in Quarterly Results; Future Operating Results Uncertain;
Seasonality

     The Company's quarterly operating results have in the past varied significantly and will likely in the future vary significantly depending on numerous factors, several of which are not under the Company's control. Such factors include, but are not limited to, demand for the Company's products and those of its competitors, the size and rate of growth of the interactive entertainment software market, development and promotional expenses relating to the introduction of new products, changes in computing platforms, product returns, the timing of orders from major customers, delays in shipment, the level of price competition, the timing of product introduction by the Company and its competitors, product life cycles, software defects and other product quality problems, the level of the Company's international revenues, and personnel changes. Products are generally shipped as orders are received, and consequently, the Company operates with little or no backlog. Net revenues in any quarter are, therefore, substantially dependent on orders booked and shipped in that quarter.

     The Company's expenses are based in part on the Company's product development and marketing budgets. Product development and marketing costs generally are expensed as incurred, which is often long before a product ever is released. In addition, a large portion of the Company's expenses are fixed. As the Company increases its development and marketing activities, current expenses will increase and, if sales from previously released products are below expectations, net income is likely to be disproportionately affected.

     Due to all of the foregoing, revenues and operating results for any future quarter are not predictable with any significant degree of accuracy. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

     The Company's business has experienced and is expected to continue to experience significant seasonality, in part due to consumer buying patterns. Net revenues typically are significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net revenues in other quarters are generally lower and vary significantly as a result of new product introductions and other factors. For example, the Company's net revenues in its last five quarters were $21.6 million for the quarter ended March 31, 1996, $7.0 million for the quarter ended June 30, 1996, $19.2 million for the quarter ended September 30, 1996, $31.4 million for the quarter ended December 31, 1996 and $28.9 million for the quarter ended March 31, 1997. The Company expects its net revenues and operating results to continue to reflect significant seasonality.

Dependence On New Product Development; Product Delays

     The Company's future success depends on the timely introduction of successful new products to replace declining revenues from older products. If, for any reason, revenues from new products were to fail to replace declining revenues from older products, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company believes that the competitive factors in the interactive entertainment software marketplace create the need for higher quality, distinctive products that incorporate increasingly sophisticated effects and the need to support product releases with increased marketing, resulting in higher development, acquisition and marketing costs. The lack of market acceptance or significant delay in the introduction of, or the presence of a defect in, one or more products could have a material adverse effect on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. Further, because a large portion of a product's revenue generally is associated with initial shipments, the delay of a product introduction expected near the end of a fiscal quarter may have a material adverse effect on operating results for that quarter.

     The Company has, in the past, experienced significant delays in the introduction of certain new products. The timing and success of interactive entertainment products remain unpredictable due to the complexity of product development, including the uncertainty associated with technological developments. Although the Company has implemented substantial development controls, there likely will be delays in developing and introducing new products in the future. There can be no assurance that new products will be introduced on schedule, or at all, or that they will achieve market acceptance or generate significant revenues.

     From time to time, the Company utilizes independent contractors for certain aspects of product development and production. The Company also has increased its acquisition of products developed entirely by independent third party developers. The Company has less control over the scheduling and the quality of work by independent contractors and third party developers than that of its own employees. A delay in the work performed by independent contractors and third party developers or a lack of quality in such work may result in product delays. Although the Company intends to continue to rely in part on internal product development, the Company's business and future operating results also will depend, in part, on the Company's continued ability to maintain relationships with skilled independent contractors and third party developers. There can be no assurance that the Company will be able to maintain such relationships.

Uncertainty of Market Acceptance; Short Product Life Cycles

     The market for entertainment systems and software has been characterized by shifts in consumer preferences and short product life cycles. Consumer preferences for entertainment software products are difficult to predict and few entertainment software products achieve sustained market acceptance. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance, that such acceptance will be sustained for any significant period, or that product life cycles will be sufficient to permit the Company to recoup development, marketing and other associated costs. In addition, if market acceptance is not achieved, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels. Failure of new products to achieve or sustain market acceptance or product returns in excess of the Company's expectations would have a material adverse effect on the Company's business, operating results and financial condition.

Product Concentration; Dependence On Hit Products

     A key aspect of the Company's strategy is to focus its development and acquisition efforts on selected, high quality entertainment software products. The Company derives a significant portion of its revenues from a select number of high quality entertainment software products released each year, and many of these products have substantial production or acquisition costs and marketing budgets. Due to this dependence on a limited number of products, the Company may be adversely effected if one or more principal entertainment software products fail to achieve anticipated results. During fiscal 1996 and 1997, one title accounted for approximately 49% and 23%, respectively, of the Company's consolidated net revenues. In addition, during fiscal 1997, one other title accounted for approximately 16% of the Company's consolidated net revenues.

     The Company's strategy also includes as a key component developing and releasing products that have franchise value, such that sequels, enhancements and add-on products can be released over time, thereby extending the life of the property in the market. While the focus on franchise properties, if successful, results in extending product life cycles, it also results in the Company depending on a limited number of titles for its revenues. There can be no assurance that the Company's existing franchise titles can continue to be exploited as successfully as in the past. In addition, new products that the Company believes will have potential value as franchise properties may not achieve market acceptance and therefore may not be a basis for future releases.

Industry Competition; Competition For Shelf Space

     The interactive entertainment software industry is intensely competitive. Competition in the industry is principally based on product quality and features, the compatibility of products with popular platforms, company or product line brand name recognition, access to distribution channels, marketing effectiveness, reliability and ease of use, price and technical support. Significant financial resources also have become a competitive factor in the entertainment software industry, principally due to the substantial cost of product development and marketing that is required to support best-selling titles. In addition, competitors with broad product lines and popular titles typically have greater leverage with distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitor's most popular titles.

     The Company's competitors range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of the Company. The Company's competitors currently include Electronic Arts, Inc., Lucas Arts Entertainment Company, Microsoft Corporation ("Microsoft"), Sega Enterprises, Ltd., Nintendo Company, Ltd., Sony Electronic Publishing, Ltd., Sierra On-Line, Inc., Good Times Interactive, Inc. and Spectrum HoloByte, Inc., among many others.

     As competition increases, significant price competition, increased production costs and reduced profit margins may result. Prolonged price competition or reduced demand would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition.

     Retailers typically have a limited amount of shelf space, and there is intense competition among entertainment software producers for adequate levels of shelf space and promotional support from retailers. As the number of entertainment software products increase, the competition for shelf space has intensified, resulting in greater leverage for retailers and distributors in negotiating terms of sale, including price discounts and product return policies. The Company's products constitute a relatively small percentage of a retailer's sale volume, and there can be no assurance that retailers will continue to purchase the Company's products or promote the Company's products with adequate levels of shelf space and promotional support.

Changes in Technology and Industry Standards

     The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new platform introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems such as Microsoft's Windows 95, technologies that support multi-player games, and new media formats such as on-line delivery and digital video disks ("DVD"), could render the Company's previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the Company's current development cycle for products on existing operating systems, microprocessors and formats and may require the Company to invest resources in products that may not become profitable. There can be no assurance that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences, or that the Company will be successful in developing and marketing products for any future operating system or format. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

     The Company holds copyrights on its products, manuals, advertising and other materials and maintains trademark rights in the Company name, the Activision logo, and the names of products owned by the Company. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely effected. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As is common in the industry, from time to time the Company receives notices from third parties claiming infringement of intellectual property rights of such parties. The Company investigates these claims and responds as it deems appropriate. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

     Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, the Company relies primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Further, the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries.

Dependence on Key Personnel

     The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. Although the Company generally enters into term employment agreements with its skilled employees and other key personnel, there can be no assurance that such employees will not leave the Company or compete against the Company. The Company's failure to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Distributors; Risk of Customer Business Failure; Product Returns

     Certain mass market retailers have established exclusive buying relationships under which such retailers will buy consumer software only from one intermediary. In such instances, the price or other terms on which the Company sells to such retailers may be adversely effected by the terms imposed by such intermediary, or the Company may be unable to sell to such retailers on terms which the Company deems acceptable. The loss of, or significant reduction in sales attributable to, any of the Company's principal distributors or retailers could materially adversely effect the Company's business, operating results and financial condition. Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Although the Company has obtained insolvency risk insurance to protect against any bankruptcy filings that may be made by its customers, such insurance contains a significant deductible as well as a co-payment obligation, and the policy does not cover all instances of non-payment. In addition, the Company maintains a reserve for uncollectible receivables that it believes to be adequate, but the actual reserve which is maintained may not be sufficient in every circumstance. As a result of the foregoing, a payment default by a significant customer could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company also is exposed to the risk of product returns from distributors and retailers. Although the Company provides reserves for returns that it believes are adequate, and although the Company's agreements with certain of its customers place certain limits on product returns, the Company could be forced to accept substantial product returns to maintain its relationships with retailers and its access to distribution channels. Product returns that exceed the Company's reserves could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Associated With International Operations

     International sales and licensing accounted for 28%, 23% and 26% of the Company's total revenues in the fiscal years 1995, 1996 and 1997, respectively. The Company intends to continue to expand its direct and indirect sales and marketing activities worldwide. Such expansion will require significant management time and attention and financial resources in order to develop adequate international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, the costs of transferring and localizing products for foreign markets, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenues or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company currently does not engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenues from international sales and licensing and thus the Company's business, operating results and financial condition.

Risk of Software Defects

     Software products such as those offered by the Company frequently contain errors or defects. Despite extensive product testing, in the past the Company has released products with defects and has discovered software errors in certain of its product offerings after their introduction. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in a loss of or delay in market acceptance, which could have a material adverse effect on the Company's business, operating results and financial condition.


                                  THE COMPANY

     The Company's objective is to be a worldwide leader in the development and delivery of exceptional and innovative interactive entertainment software designed for a range of platforms, appealing to existing and new audiences for entertainment software products, and incorporating sophisticated graphics, sound and video, and compelling story lines and game experiences. The Company's strategy includes the following elements:

     Publish best-selling titles. The Company believes that competitive factors in the interactive entertainment software marketplace create the need for very high quality, distinctive products that provide superior gaming experiences. Accordingly, the Company intends to focus its publishing efforts on a select number of major new titles each year. Several of these titles will be based on existing franchises, while others will be based on new concepts. The Company intends to support the development, production, acquisition and marketing of these titles with the resources necessary to create best-selling products. In order to reduce the financial risks associated with the higher budgets required for this strategy, the Company may form time to time pre-sell various rights, including ancillary rights and rights with respect to hardware platforms which the Company does not intend to support itself, in selected geographical territories.

     Leverage and enhance franchise properties. The Company seeks to develop and acquire distribution rights to product franchises that have sustainable consumer appeal and brand recognition. Through its long history in personal computer and video gaming, the Company has accumulated an extensive backlist of titles, some of which were best-sellers when originally released. The Company has converted certain of these popular titles into franchise product lines, including its Zork, Shanghai and Pitfall series. For example, the Company has released six additional versions of Zork since the introduction in 1982 of the original Zork title, including Return to Zork, which has shipped over one million copies since its introduction in 1993, and the recently released Zork Nemesis. The Company intends to create additional franchises from its library and from new, original concepts.

     Enforce disciplined product development and production processes. The Company has implemented product development and production processes that are designed to limit cost and schedule overruns within an environment that fosters creativity. Such processes often enable the Company to identify and address the majority of the technical and creative risks before the Company commences production of the title. The Company has also implemented a series of defined, measurable milestones throughout development and production in order to help increase its ability to maintain control over these processes. The Company develops and produces products using a studio model, in which a core group of creative, production, technical, marketing and financial professionals at the Company have overall responsibility for the entire development and production processes and for the supervision and coordination of internal and external resources. The Company believes that this studio model allows the Company to supplement internal expertise with top quality external resources on an as needed basis.

     Acquire publishing rights to additional products created by established outside developers. In order to continue to grow its business and leverage its existing marketing and sales infrastructures, the Company has significantly increased its acquisition of publishing and distribution rights to entertainment software products that are developed and produced by independent third party developers. The Company's strategy is to develop relationships with a limited number of third party developers that have proven track records within the industry and that produce products in game genres in which the Company's studio may not have comparable expertise. For example, the Company has entered into a series of agreements with id, a premier developer of first-person perspective shooting games, pursuant to which the Company has been granted the right to publish id's products entitled Quake Mission Pack No. 1:
Scourge of Armagon, Quake Mission Pack No. 2: Dissolution of Eternity, Hexen II and Quake II.

     Focus on CD based systems. The Company seeks to capitalize on the popularity of platforms as they are adopted by consumers. The Company's current primary focus is on CD-based products to be used with multimedia personal computers ("MPCs") and/or Sony PlayStation consoles. During the fiscal year ended March 31, 1997, approximately 80% of the Company's revenues were from CD-based products to be used with MPCs and approximately 20% of the Company's revenues were from Sony PlayStation products.

     Develop and utilize proprietary technologies. The Company has developed proprietary development tools which enable its producers, directors, artists and programmers to achieve visual and creative effects that differentiate the Company's products. For example, the Company's MechWarrior 2 and MechWarrior 2: Mercenaries products utilized specialized real-time 3-D texture mapping and sophisticated artificial intelligence. Zork Nemesis utilized technology allowing for 360 degree movement within an environment. All of these tools were developed by the Company's technology teams. The Company intends to continue to develop and utilize proprietary technologies to create products that provide innovative interactive experiences.

     Expand distribution channels. The Company's strategy is to continue to expand its independent, direct distribution of its products. Through its internal sales force, the Company sells its software products directly to major computer and software retailing organizations, consumer electronic stores, discount warehouses and mail order companies in North America. For the fiscal year ended March 31, 1997, 75% of the Company's North America publishing revenues were direct to these retail organizations. The Company believes that a direct relationship with retail accounts results in more effective inventory management, merchandising and communications than would be possible through indirect relationships. The Company seeks to continue to increase the number of retail outlets reached directly through its sales force and also is enhancing its current distribution relationships by expanding real-time ordering and invoicing links to its major distribution partners. In addition, the Company intends to pursue further direct international sales and distribution activities.

     The Company was incorporated in California in 1979 and was a pioneer in the interactive entertainment software business. The Company achieved initial success in the 1980s by developing and publishing video game products for the Atari Corporation systems, one of the first consumer video game systems introduced in the United States. The Company was restructured in 1991 under new management. In 1992, the Company reincorporated in Delaware.

     The Company's principal executive offices are located at 3100 Ocean Park Blvd., Santa Monica, California 90405, and its telephone number is (310) 255-2000. The Company also maintains offices in London, Tokyo and Sydney. The Company's World Wide Web home page is located at http://www.activision.com.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock being offered hereby for the account of the Selling Stockholders. Upon the exercise of the Warrant and the issuance of the underlying shares of Common Stock, the Company will receive $10.50 per share, or aggregate proceeds, assuming the Warrant is fully exercised, of $1,575,000. The Company intends to use any net proceeds from the exercise of the Warrant for working capital.


                             SELLING STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of June 25, 1997, and the number of shares of Common Stock being offered by this Prospectus.
                                    Beneficial Ownership of
                                     Common Stock Prior to
                                        the Offering             Number of
                                   ------------------------      Shares of
                                   Number of     Percentage     Common Stock
                                    Shares         of Class     Being Offered
                                   ---------     ----------     -------------

id Software, Inc.
18601 LBJ Freeway #615
Mesquite, Texas  75150              150,000       1.05%*           150,000

Bruce Willis
c/o William Morris Agency, Inc.
151 El Camino Drive
Beverly Hills, CA  90212             56,387        (1)%             56,387

William Morris Agency, Inc.
151 El Camino Drive
Beverly Hills, CA  90212              6,265        (1)%              6,265


All Selling Stockholders
  as a group                        212,652       1.48%*           212,652
_______________
*    Assumes complete exercise of the Warrant owned by id.
(1)  Less than 1%.

     The Company has entered into a series of license agreements with id pursuant to which the Company has been granted the right to distribute certain of id's entertainment software products and has entered into a license and personal services agreement with Bruce Willis. Other than such contracts, none of the Selling Stockholders has had a material relationship with the Company within the past three years.


                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 55,000,000 shares of capital stock, $.000001 par value, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of June 10, 1997, approximately 14,193,620 shares of Common Stock were outstanding. The Common Stock is listed in the NASDAQ National Market System under the symbol "ATVI."

     Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock are entitled to such distributions as may be declared from time to time by directors of the Company out of funds legally available therefor. The Company has not paid, and has no current plans to pay, dividends on its Common Stock. The Company intends to retain all earnings for use in its business.

     Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock.

     The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock. At present, no shares of preferred stock are outstanding. As of March 31, 1997, the Company had approximately 5,000 stockholders of record, excluding banks, brokers and depository companies that are stockholders of record for the account of beneficial owners.

     The transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                             PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus, as supplemented. From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time as described under the heading "Plan of Distribution" in this Prospectus, as supplemented.

     All expenses of registration of the Common Stock (other than commissions and discounts of underwriters, dealers or agents), estimated to be approximately $14,403, shall be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount.


                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1996 and for the years ended March 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 have been audited by Coopers & Lybrand LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system at the SEC's Web site (http://www.sec.gov). The Company's Common Stock is listed on the Nasdaq National Market and copies of such reports and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the SEC referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company furnishes stockholders with annual reports containing audited financial statements and with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents which have been filed by the Company with the SEC are incorporated in this Prospectus by reference:

      1. The Company's Annual Report on Form 10-K for the year ended March 31, 1997, which contains audited consolidated balance sheets of the Company and subsidiaries as of March 31, 1997 and 1996, and related consolidated statements of income, shareholders equity and cash flows for the years ended March 31, 1997, 1996 and 1995.

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained herein or in a document which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement.

     This Prospectus incorporates documents by reference which are not presented or delivered herewith. These documents are available upon written or oral request from the Company, without charge, to each person to whom a copy of this Prospectus has been delivered, other than exhibits to those documents. Requests should be directed to the Office of the Secretary, Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405 (telephone (310) 255-
2000).

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

===============================================================================



     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                           -------------------------


                   TABLE OF CONTENTS

                                                   Page

Risk Factors. . . . . . . . . . . . . . . . . . . . . .

The Company . . . . . . . . . . . . . . . . . . . . . .

Use of Proceeds . . . . . . . . . . . . . . . . . . . .

Selling Stockholders. . . . . . . . . . . . . . . . . .

Description of Capital Stock. . . . . . . . . . . . . .

Plan of Distribution. . . . . . . . . . . . . . . . . .

Legal Matters . . . . . . . . . . . . . . . . . . . . .

Experts . . . . . . . . . . . . . . . . . . . . . . . .

Available Information . . . . . . . . . . . . . . . . .

Documents Incorporated by Reference . . . . . . . . . .

                           -------------------------





                                212,652 Shares




                               ACTIVISION, INC.


                                 Common Stock







                           -------------------------

                                  PROSPECTUS

                           -------------------------



                               __________, 1997



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

             Item                                                  Amount

    Registration Fee - Securities and Exchange Commission . .     $   903


    Legal Fees and Expenses . . . . . . . . . . . . . . . . .      10,000

    Accounting Fees and Expenses. . . . . . . . . . . . . . .       3,500
                                                                  --------

             TOTAL. . . . . . . . . . . . . . . . . . . . . .     $14,403
                                                                  ========

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL"), paragraph B of Article SIXTH of the Company's Amended and Restated Certificate of Incorporation and paragraph 5 of Article VII of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Paragraph B of Article SIXTH of the Amended and Restated Certificate of Incorporation provides mandatory indemnification rights to any officer or director of the Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights shall include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. Paragraph 5 of Article VII of the Company's By-laws currently provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     Paragraph A of Article SIXTH of the Amended and Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

     It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.


Item 16.  Exhibits

     (a)  Exhibits:

      5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.

     23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).

     23.2 Consent of Coopers & Lybrand LLP (included herewith as page II-5).

     23.3 Consent of KPMG Peat Marwick LLP (included herewith as page II-6).

     24.1 Power of attorney (included on signature page).


Item 17.  Undertakings

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on June 27, 1997.

                                        ACTIVISION, INC.

                                        By:/s/ Robert A. Kotick
                                           ----------------------------------
                                             Robert A. Kotick, Chairman and
                                             Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert A. Kotick and Brian G. Kelly, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective documents in connection therewith), with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                              Title                         Date

/s/ Robert A. Kotick        Chairman, Chief Executive Officer    June 27, 1997
--------------------------  (Principal Executive Officer),
(Robert A. Kotick)          President and Director

                            Executive Vice President and         June 27, 1997
--------------------------  Director
(Howard E. Marks)

/s/ Brian G. Kelly          Chief Financial and Operating        June 27, 1997
--------------------------  Officer and Director (Principal
(Brian G. Kelly)            Financial Officer)

/s/ Barry J. Plaga          Chief Accounting Officer             June 27, 1997
--------------------------  (Principal Accounting Officer)
(Barry J. Plaga)

/s/ Harold A. Brown         Director                             June 27, 1997
--------------------------
(Harold A. Brown)

/s/ Barbara S. Isgur        Director                             June 27, 1997
--------------------------
(Barbara S. Isgur)

                            Director                             June 27, 1997
--------------------------
(Steven T. Mayer)

                            Director                             June 27, 1997
--------------------------
(Robert J. Morgado)